AMENDMENT TO

EXPENSE LIMITATION AGREEMENT

This Amendment (the “Amendment”) is made and entered into as of September 27, 2019, between RBC Funds Trust, a Delaware statutory trust (the “Trust”), RBC BlueBay Global Bond Fund (f/k/a RBC BlueBay Diversified Credit Fund) (the “Fund”), and RBC Global Asset Management (U.S.) Inc., a Minnesota corporation (“RBC GAM US”).

WHEREAS, the Trust and RBC GAM US have entered into various agreements pertaining to expense limitations for the Fund in the past, all of which were consolidated into one amended and restated agreement dated December 14, 2016 (as further amended, restated, modified or supplemented from time to time, the “Agreement”), and

WHEREAS, the Trust and RBC GAM US wish to again amend the Agreement to reflect modifications to the expense limitation arrangement with the Fund.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Schedule A of the Agreement shall be replaced in its entirety with the attached Schedule A, effective September 27, 2019.

2.

The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC FUNDS TRUST

By:
Name:	Kathy Hegna
Title:	Chief Financial Officer and Treasurer

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By:
Name:	Carol Kuha
Title:	Chief Operating Officer

Schedule A

Fund Name	Operating Expense Limit – Class A	Operating Expense Limit – Class I	Operating Expense Limit – Class R6	Initial Term Through*
RBC BlueBay Emerging Market Debt Fund	1.12%	0.87%	0.82%	January 31, 2018
RBC BlueBay High Yield Bond Fund	0.82%	0.57%	NA	January 31, 2018
RBC Emerging Markets Equity Fund	1.13%	0.88%	0.88%	December 31, 2017
RBC Emerging Markets Small Cap Equity Fund	1.70%	1.45%	NA	July 31, 2018
RBC Short Duration Fixed Income Fund	0.45%	0.35%	NA	July 31, 2018
RBC Ultra-Short Fixed Income Fund	0.38%	0.28%	NA	July 31, 2018
RBC BlueBay Global Bond Fund (f/k/a RBC BlueBay Diversified Credit Fund)	NA	0.52%	0.47%	January 31, 2018
RBC International Opportunities Fund	NA	0.89%	0.84%	July 31, 2018
RBC Global Opportunities Fund	NA	0.86%	0.81%	July 31, 2018
RBC Small Cap Value Fund	NA	0.85%	0.80%	January 31, 2018
RBC Emerging Markets Value Equity Fund	NA	0.95%	0.88%	July 31, 2019

* Note that after the initial term, this Agreement shall continue in effect from year to year thereafter for each Fund, unless and until revised or terminated, all as described in Section 3 of the Agreement. The recoupment duration for the Funds listed in Schedule A is 36 months.